As filed with the Securities and Exchange Commission on May 24, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Innospec Inc.

(Exact name of registrant as specified in its charter)

Delaware	98-0181725
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Innospec Inc. Performance Related Stock Option Plan

Innospec Inc. Company Share Option Plan

Innospec Inc. Non-Employee Directors’ Stock Option Plan

(Full title of the plan)

Innospec Inc.

8375 South Willow Street

Littleton, Colorado 80124

Attn: General Counsel

(Name and address of agent for service)

(303) 792-5554

(Telephone number, including area code, of agent for service)

copy to:

Laura D. Richman

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate price	Amount of registration fee
Common Stock $0.01 par value, reserved for issuance under the Innospec Inc. Performance Related Stock Option Plan(3)	600,000 shares	$32.35	$19,410,000	$2,253.50
Common Stock $0.01 par value, reserved for issuance under the Innospec Inc. Company Share Option Plan (3)	200,000 shares	$32.35	$6,470,000	$751.17
Common Stock $0.01 par value, reserved for issuance under the Innospec Inc. Non-Employee Directors’ Stock Option Plan(3)	50,000 shares	$32.35	$1,617,500	$187.79
Total	850,000	$32.35	$27,497,500	$3,193

(1)	Pursuant to Rule 416(c) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate amount of any additional shares of the Registrant’s Common Stock that become issuable under any of the listed plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) and 457(c) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Shares reported on the New York Stock Exchange Composite Tape on May 17, 2011.
(3)	Also includes preferred stock purchase rights. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from shares of Common Stock.

The Registration Statement shall become effective upon filing in accordance with Rule 462(a) under the Securities Act.

Pursuant to General Instruction E to Form S-8, the contents of the Company’s Registration Statement on Form S-8, File No. 333-174050 (the “Prior Registration Statement”), is incorporated herein by reference. This Registration Statement covers:

(i) 600,000 shares reserved for issuance under the Innospec Inc. Performance Related Stock Option Plan, (“PRSOP”) which, together with the 575,000 shares being carried forward from the Prior Registration Statement with respect to the PRSOP and upon which a fee has previously been paid, constitute the 1,175,000 shares registered for issuance under the PRSOP;

(ii) 200,000 shares reserved for issuance under the Innospec Inc. Company Share Option Plan, (“CSOP”) which, together with the 190,000 shares being carried forward from the Prior Registration Statement with respect to the CSOP and upon which a fee has previously been paid, constitute the 390,000 shares registered for issuance under the CSOP; and

(iii) 50,000 shares reserved for issuance under the Innospec Inc. Non-Employee Directors’ Stock Option Plan, (“NEDSOP”) which, together with the 85,000 shares being carried forward from the Prior Registration Statement with respect to the NEDSOP and upon which a fee has previously been paid, constitute the 135,000 shares registered for issuance under the PRSOP;

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933 (the “Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	Form 10-K for the year ended December 31, 2010.

(b)	Form 10-Q for the quarter ended March 31, 2011.

(c)	Current report on Form 8-K filed May 13, 2011.

(d)	Description of Common Stock contained in the Registrant’s Registration Statement on Form 10-12B filed with the Securities and Exchange Commission on February 13, 1998, including any amendment or report filed for the purpose of updating such documentation.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law, or the DGCL, allows a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agents or employee of the corporation or is or was serving at the corporation’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interests, or not opposed to the best interests, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred in the defense or settlement of such action and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any person is adjudged to be liable to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, shall be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered on the books containing the minutes of the meetings of the board of directors at the time such actions occurred or immediately after such absent director receives notice of the unlawful acts.

The Registrant’s certificate of incorporation provides that, pursuant to Delaware law, Registrant’s directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Registrant and its stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

The Registrant’s certificate of incorporation and by-laws provide that the Registrant must indemnify its directors and officers to the fullest extent permitted by Delaware law. The Registrant’s certificate of incorporation requires it to pay expenses of directors and officers incurred in defending or otherwise participating in any proceeding in advance of the final disposition of the applicable proceeding. The indemnification provisions contained in the Registrant’s certificate of incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. The By-laws expressly permit the Registrant to purchase directors’ and officers’ liability insurance and to enter into indemnification agreements.

In addition, the Registrant has entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in the certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of the Registrant or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

Registrant has purchased directors’ and officers’ liability insurance policies. Such insurance would be available to Registrant’s directors’ and officers’ in accordance with its terms.

The Registrant expects that any underwriting agreement that it may enter in connection with its securities may contain provisions providing that the underwriters are obligated, under certain circumstances, to indemnify the directors, certain officers and the controlling persons of Registrant against certain liabilities under the Securities Act of 1933, as amended.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

See Exhibit Index which is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (“the Exchange Act”) that are incorporated by reference in this registration statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant’s articles of incorporation, regulations of the board and committee charters or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on May 24, 2011.

Innospec Inc.

By:	/s/ Patrick S. Williams
Patrick S. Williams
Its:	President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints, Ian P. Cleminson and Andrew Hartley, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, full to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Robert E. Bew Dr. Robert E. Bew	Chairman and Director	May 24, 2011

/s/ Patrick S. Williams Patrick S. Williams	President and Chief Executive Officer (Principal Executive Officer); Director	May 24, 2011

/s/ Ian P. Cleminson Ian P. Cleminson	Executive Vice President and Chief Financial Officer	May 24, 2011

/s/ Mark A. Bracewell Mark A. Bracewell	Group Financial Controller (Principal Accounting Officer)	May 24, 2011

/s/ Hugh G. C. Aldous Hugh G. C. Aldous	Director	May 24, 2011

Signature	Title	Date

/s/ Milton C. Blackmore Milton C. Blackmore	Director	May 24, 2011

/s/ Martin M. Hale Martin M. Hale	Director	May 24, 2011

/s/ Robert I. Paller Robert I. Paller	Director	May 24, 2011

/s/ Joachim Roeser Joachim Roeser	Director	May 24, 2011

EXHIBIT INDEX

Exhibit Number	Description of Document
4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 of the Registrant’s Form 10-K for the year ended December 31, 2005)
4.2	Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.2 of the Registrant’s Form 10-Q for the quarter ended March 31, 2011)
4.3	Certificate of Designation of Series B Junior Participating Preferred Stock of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2009)
4.4	Rights Agreement dated June 12, 2009 between the Registrant and Computershare Trust Company, N.A. (Incorporated by reference to Exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on June 12, 2009)
4.5	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No. 1 on Form 10-12B/A to a Registration Statement on Form 10-12B filed with the Commission on April 21, 1998)
4.6	Rules of the Innospec Inc. Performance-Related Stock Option Plan, as amended by the First Amendment (Incorporated by reference to Exhibit 10.1 to the Registrant’s Form 8-K filed May 13, 2011)
4.7	Rules of the Innospec Inc. Company Share Option Plan, as amended by the First Amendment (Incorporated by reference to Exhibit 10.2 to the Registrant’s Form 8-K filed May 13, 2011)
4.8	Rules of the Innospec Inc. Non-Employee Directors’ Stock Option Plan, as amended by the First Amendment (Incorporated by reference to Exhibit 10.3 to the Registrant’s Form 8-K filed May 13, 2011)
5.1	Opinion of Mayer Brown LLP
23.1	Consent of Mayer Brown LLP (Included in Exhibit 5.1)
23.2	Consent of PricewaterhouseCoopers LLP
24.1	Powers of Attorney (Included in signature pages)